Exhibit 10.4

AMENDED AND RESTATED

SEVERANCE BENEFITS AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE BENEFITS AGREEMENT (this “Amended and Restated Agreement”) is made and entered into January 31, 2017, effective as of January 1, 2017 by and between WASHINGTON PRIME GROUP INC. (“WPG”) and Lisa A. Indest (the “Executive”).

WHEREAS, WPG and the Executive previously entered into a severance benefits agreement, dated as of June 28, 2004, as amended on each of April 1, 2011 and January 12, 2015 (the “Original Agreement”);

WHEREAS, in connection with WPG’s continued employment of the Executive as of the date hereof, WPG and the Executive now desire to amend and restate the Original Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.         Term. This Amended and Restated Agreement shall continue in effect until the Executive’s employment with WPG and its subsidiaries and affiliates (collectively, the “Company”) terminates and the Executive shall be entitled to receive all benefits described hereunder; provided that the provisions hereof related thereto shall survive such termination.

2.         Compensation upon a Qualifying Termination. If the Executive’s employment with the Company is terminated by the Company without Cause (as defined herein) or by the Executive for Good Reason (as defined herein), the Executive shall be entitled to receive the compensation and benefits set forth below, subject to the Executive’s delivery (and non-revocation) of an executed release of claims against the Company and its officers, directors, employees, and affiliates in substantially the form attached hereto as Exhibit A, which release must be delivered to the Company, and the period in which it may be revoked expired, not later than 30 days after the Executive’s termination of employment (the “Release Deadline”).

(a)     WPG shall pay, or shall cause to be paid, to the Executive, no later than the fifth business day following the Release Deadline, a lump sum severance payment equal to two (2) times the Base Amount (as defined below). In addition, WPG shall pay to the Executive (A) any accrued bonus earned but not yet paid for the year prior to the year in which the termination occurs and (B) a pro rata portion of the Executive’s Annual Bonus for the year in which the termination occurs, based on (i) the portion of such year the Executive was employed by the Company and (ii) the actual performance for the period (which pro rata bonus shall be paid as soon as possible following the end of the performance period but no earlier than the first business day following the Release Deadline and no later than two and a half months following the end of WPG’s fiscal year in which the Date of Termination occurs). For purposes of this Section 2(a), the “Base Amount” shall mean the Executive’s annual base salary at the rate in effect at the time of termination plus the target annual cash bonus opportunity applicable to the Executive under the applicable annual cash bonus plan(s) in which the Executive participates in the year in which the termination occurs or such annual cash bonus plan(s) in effect during WPG’s most recently completed fiscal year if no duly effective and approved annual cash bonus plan is in place for the year in which the termination occurs.

(b)        Any time-based WPG restricted stock awards granted to the Executive prior to the date hereof which are outstanding and unvested on the date of termination of the Executive’s employment shall, on the date of such termination, become fully vested upon the date of such termination.

(c)       WPG shall pay, or shall cause to be paid, for the Executive the continuing coverage (“COBRA”) premium for 18 months following the termination of the Executive’s employment, to continue all medical, dental, and vision group insurance benefit programs or arrangements in which the Executive was entitled to participate immediately prior the termination of the Executive’s employment, provided that the Executive’s continued participation is allowable under the general terms and provisions of such plans and programs and provided further, that in the event that the Executive becomes employed by any third party during such 18-month period, then upon the date of such employment the Executive shall no longer be entitled to any medical, dental, or vision insurance benefits described in the preceding clause. Subject to the preceding sentence, in the event that the Executive’s participation in any such plan or program is barred, WPG shall arrange to pay the value of the COBRA premium at the pricing to the Executive as it existed at the time the termination of the Executive’s employment occurs. If WPG reasonably determines necessary to avoid benefits under the plans referenced in this paragraph being taxable to the Executive, WPG shall report the value of such continued coverage as taxable income to the Executive.

(i)          For purposes of this Agreement, the following terms shall have the following meanings:

(1)     “Cause” shall mean: (A) the Executive’s willful failure to perform or substantially perform the Executive’s material duties with the Company; (B) illegal conduct or gross misconduct by the Executive that is willful and demonstrably and materially injurious to the Company’s business, financial condition or reputation; (C) a willful and material breach by the Executive of the Executive’s obligations under this Agreement or of any restrictive covenants or confidentiality provisions set forth in any agreement between the Executive and the Company; or (D) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct; provided, however, that the actions in (A) and (C) above will not be considered Cause unless the Executive has failed to cure such actions within 30 days of receiving written notice specifying, with particularity, the events allegedly giving rise to Cause and, further, provided, that, such actions will not be considered Cause unless the Company provides the Executive with written notice of the events allegedly giving rise to Cause within 90 days of any executive officer of WPG (excluding the Executive, if applicable at the time of such notice) having knowledge of the relevant action. Further, no act or failure to act by the Executive will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Executive pursuant to authority given pursuant to a resolution duly adopted by the Board of Directors of WPG (the “Board”) or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.

(2)     “Good Reason” shall mean the occurrence of any one of the following events without the prior written consent of Executive: (A) a material diminution of the Executive’s annual base salary, duties, responsibilities, authorities, powers or functions (including ceasing to be the Company’s Senior Vice President, Chief Accounting Officer, which includes leading the accounting, finance, and investor relations functions, or including assignment of duties inconsistent with the Senior Vice President, Chief Accounting Officer); or (B) a relocation that would result in the Executive’s principal location of employment being moved 50 miles or more away from the Executive’s principal place of employment as of the Effective Time (as defined below) and, as a result, the Executive’s commute increasing by 50 miles or more; provided, however, that the actions in (A) and (B) above will not be considered Good Reason unless the Executive shall have provided written notice to the Company, within 120 days of the Executive’s knowledge of the events allegedly giving rise to Good Reason, setting forth the basis for the occurrence of the Good Reason event in reasonable detail, and the Company shall have failed to cure such actions within 30 days of receiving such written notice (and if the Company does effect a cure within that period, such written notice shall be ineffective notice of termination). Unless the Executive gives the Company a written notice setting forth the basis of the occurrence of the Good Reason event in reasonable detail within 120 days of the Executive’s knowledge of the event which, after any applicable notice and the lapse of any applicable 30-day grace period, would constitute Good Reason, such event will cease to be an event constituting Good Reason. This definition of Good Reason shall supersede all contrary definitions of Good Reason set forth in any agreements or arrangements by and between the Company and the Executive as of the date hereof and as of the Effective Time.

3.      Annual Bonus. In addition to the annual base salary, the Executive shall be eligible to be awarded, for each fiscal year of the Company during which the Executive is employed by the Company, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s annual incentive plan (“Annual Plan”), as in effect from time to time. The Executive’s target Annual Bonus shall be 75% of the annual base salary (the “Target Bonus”). The actual Annual Bonus may range from 0% to what is provided in the Annual Plan at any particular time with respect to the rate of the Target Bonus, based upon the level of achievement of performance goals established by the Committee (which performance goals shall be consistent with those applicable to the Company’s senior executives generally) and communicated to the Executive not later than the 90th day of the applicable fiscal year. Each Annual Bonus shall be paid in cash on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded.

4.      Expenses. WPG shall pay or reimburse the Executive, as the case may be, for all legal fees and related expenses (including the costs of experts, evidence and counsel) paid by the Executive as a result of (i) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or (ii) any action taken by the Company against the Executive in enforcing its rights hereunder; provided, however, that WPG shall reimburse the legal fees and related expenses described in this Section 4 only if and when a final judgment has been rendered in favor of the Executive and all appeals related to any such action have been exhausted.

5.      No Employment Rights or Obligations. Nothing contained herein shall confer upon the Executive the right to continue in the employment or service of the Company or affect any right that the Company may have to terminate the employment or service of the Executive at any time for any reason.

6.      Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without regard to Indiana’s conflicts of law principles. Any dispute or controversy arising under this Agreement, or out of the interpretation hereof, or based upon the breach hereof, shall be resolved by arbitration held in Columbus, Ohio, in accordance with the rules and regulations of the American Arbitration Association prevailing at the time of the demand for arbitration by either party hereto; provided, however, that the arbitrator or arbitrators shall only have the power and authority to interpret, and not modify or amend, the terms and provisions hereof. Judgment upon an award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding anything contained in this Section 6, either party shall have the right to seek preliminary injunctive relief in any court in Columbus, Ohio in aid of (and pending the final decision) the arbitration proceeding.

7.      Entire Agreement. This Amended and Restated Agreement sets forth the entire agreement of the parties and is intended to supersede the Original Agreement and all other prior negotiations, understandings and agreements with respect to the subject matter hereof. No provision of this Amended and Restated Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

8.      Successors; Binding Agreement. This shall inure to the benefit of, be binding upon and enforceable by WPG, its successors and assigns, and the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.      Notices. All notices provided for in this Amended and Restated Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when given by telex, telegram or mailgram, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

10.      Severability. If any provision in this Amended and Restated Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement as of the date first above written.

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name: Robert P. Demchak
Title: Executive Vice President, General Counsel and Corporate Secretary

EXECUTIVE

/s/ Lisa A. Indest
Lisa A. Indest

EXHIBIT A

Form of General Release and Waiver

This General Release and Waiver (this “Release”) is entered into effective as of _________________, 20__, by Lisa A. Indest (the “Executive”) in favor of Washington Prime Group Inc. (the “Company”). Reference is made to the Amended and Restated Severance Benefits Agreement between the Executive and the Company dated as of January 31, 2017, as may be amended from time to time (the “Severance Benefits Agreement”). Defined terms used herein but not defined herein shall have the meanings set forth thereto in the Severance Benefits Agreement.

1.         Confirmation of Termination.  The Executive’s employment with the Company terminated as of ___________ (the “Date of Termination”).

2.         Resignation.  Effective as of the Date of Termination, the Executive hereby resigns as an officer and, if applicable, director of the Company and any of its affiliates and subsidiaries, as well as from any such positions held with any other entities at the direction or request of the Company or any of its affiliates.  The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations.  In addition, the Executive hereby agrees and acknowledges that the Date of Termination shall be date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates and subsidiaries.

3.        Acknowledgement and Termination Benefits.  The Executive acknowledges and agrees that she has received all wages, bonuses, compensation, remuneration and all other monies due to her arising out of, relating to, or resulting from her employment with the Company through the Date of Termination. Assuming that the Executive executes this Release and does not revoke it within the time specified in Section 10 below, then, subject to Section 9 below, the Executive will be entitled to the payments and benefits (subject to taxes and all applicable withholding requirements) payable pursuant to the Severance Benefits Agreement and the distribution with respect to the equity awards distributable pursuant to the Severance Benefits Agreement (collectively, the “Termination Benefits”).  The Executive acknowledges and agrees that the Termination Benefits exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between the Executive and the Company.

4.         General Release and Waiver.  In consideration of the Termination Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for herself and for her heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date of this Release and any and all liability which any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (including, without limitation, the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, all as amended; (b) any claims under any state statutory or decisional law pertaining to wage payment, wrongful discharge, discrimination, retaliation, breach of contract, breach of public policy, misrepresentation, fraud or defamation, (c) any and all claims under the Indiana Civil Rights Act and the Indiana wage payment provisions, each as amended; (d) any claim under any other Federal, state, or local law and any workers’ compensation or disability claims under any such laws; and (e) any claim for attorneys’ fees, costs, disbursements and/or the like.  This Release includes, without limitation, (i) any and all claims arising from or relating to the Executive’s employment relationship with Company and her service relationship as an officer or director of the Company, or as a result of the termination of such relationships and (ii) any and all matters, transactions or things occurring prior to the Employee’s execution of this Release.  The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim.  Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim she believes she may have against any Releasee.  However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf.  This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.  This Release shall not apply to (i) the Company’s obligations pursuant to the Severance Benefits Agreement; (ii) the Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company; or (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

5.         Continuing Covenants.  The Executive acknowledges and agrees that she remains subject to non-competition, non-solicitation, confidentiality and other restrictive covenants which shall remain in full force and effect for the periods set forth in the applicable agreement(s).

6.         No Admission; No Claims; No Knowledge of Illegal Action.  This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee.  This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor. The Executive confirms that no claim, charge or complaint against the Company or any other Releasee brought by her exists before any federal, state, or local court or administrative agency. The Executive represents and warrants that she has no knowledge of any undisclosed improper or illegal actions or omissions by the Company, nor does she know of any undisclosed basis on which any third party or governmental entity could reasonably assert such a claim.  This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002.

7.         Heirs and Assigns.  The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

8.         Miscellaneous.  This Release will be construed and enforced in accordance with the laws of the State of Indiana without regard to the principles of conflicts of law.  If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible.  The parties acknowledge and agree that, except as otherwise set forth herein, this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below).  Should any provision of this Release require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

9.         Additional Acknowledgments, Covenants and Agreements by Executive. Executive further acknowledges, covenants, and agrees that:

a.     Executive has received all compensation and benefits Executive was or will be entitled to by virtue of Executive’s employment with the Company;

b.     Executive has been encouraged to seek legal counsel before signing this Release, Executive was given 21 days within which to consider this Release before Executive signed it, and in executing this Release, Executive does not rely upon and has not relied upon any representation or statement with regard to the subject matter, basis or effect of this Release, other than those specifically stated in this Release;

c.     Executive has returned or will immediately return to the Company all keys, files, records, documents, information, data, equipment, lists, computer programs and/or data, property, materials, or other items relating in any way to the business and/or operations of the Company;

d.     Executive shall not defame, or otherwise disparage, the Company or any of its present or former partners, officers, directors, shareholders, agents, independent contractors, employees, representatives, or attorneys, in their representative as well as their individual capacities, or any of the Company’s parents, subsidiaries, affiliates, predecessors, successors or assigns;

e.     Executive has read and understands this Release, and that Executive executes it voluntarily and of Executive’s own free will; and

f.     Executive’s execution of this Release is in consideration of something of value to which Executive would not otherwise be entitled.

10.       Effective Time of Release.  This Release shall not become effective until it has been fully executed by both parties, but no earlier than the eighth (8th) day after Executive signs it. During the seven-day period immediately following the date of Executive’s execution of this Release, Executive shall be entitled to revoke it by putting the revocation in writing and delivering to the Company, by hand delivery or certified mail, return receipt requested, within seven (7) calendar days of the date on which Executive signs the Release. If Executive delivers the revocation by mail, it must be postmarked within seven (7) calendar days of the date Executive executes the Release. If this release is not revoked during such seven (7) calendar day period, then such seventh day shall be the effective day of the Release (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises her right to revoke hereunder, she shall forfeit her right to receive any of the Termination Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that she will immediately reimburse the Company for the amounts of such payment.

                 IN WITNESS WHEREOF, the Executive has duly executed this Release as of the date first set forth above.

EXECUTIVE:

Name: Lisa A. Indest

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